                SCHEDULE 14A INFORMATION

        Proxy Statement Pursuant to Section[nb]14(a) of the Securities Exchange Act of 1934

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement

/ / Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))

/X/ Definitive Proxy Statement

/ / Definitive Additional Materials

/ / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

               Vertex Pharmaceuticals Incorporated
------------------------------------------------------------------------
         (Name of Registrant as Specified In Its Charter)

------------------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/X/ No fee required.

/ / Fee computed on table below per Exchange Act Rules[nb]14a[cad 220]6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ----------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

        ----------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ----------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

        ----------------------------------------------------------------

    (5) Total fee paid:

        ----------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ----------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

        ----------------------------------------------------------------

    (3) Filing Party:

        ----------------------------------------------------------------

    (4) Date Filed:

        ----------------------------------------------------------------

    [LOGO]

                                                                  April 14, 1998

Dear Fellow Stockholder:

    You are cordially invited to attend the Annual Meeting of Stockholders of Vertex Pharmaceuticals Incorporated to be held on Wednesday, May 27, 1998, at 9:30 a.m. at the Company's headquarters at 130 Waverly Street, Cambridge, Massachusetts.

    The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement describe the matters that will be presented at the meeting. This year, in addition to the election of three directors and approval of the Company's accountants, stockholders are being asked to approve an amendment to the Company's 1996 Stock and Option Plan to increase the number of shares of common stock, $.01 par value, authorized for issuance under that plan by 1,250,000.

    Regardless of the number of shares of Common Stock you may own, your votes are important. YOU ARE URGED TO VOTE, SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD PROMPTLY, whether or not you plan to attend the meeting in person. This will ensure your proper representation at the meeting.

    Thank you for giving these materials your careful consideration.

                                          Sincerely,

                                          /s/ JOSHUA BOGER
                                          Chairman, President and
                                          Chief Executive Officer

            VERTEX PHARMACEUTICALS INCORPORATED, 130 WAVERLY STREET,
                      CAMBRIDGE, MASSACHUSETTS 02139-4242
                  TELEPHONE (617) 577-6000, FAX (617) 577-6680

                      VERTEX PHARMACEUTICALS INCORPORATED

                                 130 WAVERLY STREET
                            CAMBRIDGE, MA 02139-4242
                                 (617) 577-6000
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 27, 1998

    Notice is hereby given that the 1998 Annual Meeting of Stockholders of Vertex Pharmaceuticals Incorporated (hereinafter referred to as the "Company") will be held on Wednesday, May 27, 1998, at 9:30 a.m. at the Company's headquarters, 130 Waverly Street, Cambridge, Massachusetts, for the following purposes:

        (1) To elect three (3) directors to the class of directors whose term expires in 2001;

        (2) To approve an amendment to the 1996 Stock and Option Plan to increase the number of shares of common stock, $.01 par value per share ("Common Stock"), authorized for issuance under the Plan by 1,250,000;

        (3) To approve the appointment of independent accountants for the year ending December 31, 1998; and

        (4) To consider and act upon such other business as may properly come before the meeting.

    Reference is hereby made to the accompanying Proxy Statement for more complete information concerning the matters to be acted upon at the meeting.

    Holders of record of the Company's Common Stock at the close of business on March 30, 1998 (the "Record Date") are entitled to vote at the Annual Meeting or at any adjournments thereof. All stockholders are invited to attend the meeting in person.

    HOLDERS OF RECORD OF COMMON STOCK AS OF THE RECORD DATE ARE URGED TO VOTE, SIGN, DATE, AND RETURN THEIR PROXIES IN THE ENCLOSED ENVELOPE. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES. HOLDERS OF RECORD OF THE COMMON STOCK AS OF THE RECORD DATE WHO DO ATTEND THE MEETING AND WISH TO VOTE IN PERSON MAY REVOKE THEIR PROXIES.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          RICHARD H. ALDRICH

                                          Clerk

April 14, 1998

                      VERTEX PHARMACEUTICALS INCORPORATED

                               130 Waverly Street
                            Cambridge, MA 02139-4242
                                 (617) 577-6000

                                PROXY STATEMENT
                    FOR 1998 ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 27, 1998

    This Proxy Statement, with the enclosed proxy card, is being furnished to stockholders of Vertex Pharmaceuticals Incorporated ("Vertex" or the "Company"), a Massachusetts corporation, in connection with the solicitation by the Company's Board of Directors (the "Board") of proxies to be voted at the Company's 1998 Annual Meeting of Stockholders to be held on May 27, 1998 at 9:30 a.m. at the Company's headquarters, 130 Waverly Street, Cambridge, Massachusetts, and at any adjournments thereof (the "Meeting").

    This Proxy Statement and the enclosed proxy card are first being mailed or otherwise furnished to stockholders of the Company on or about April 14, 1998. The Annual Report to Stockholders for the fiscal year ended December 31, 1997 is being mailed to the stockholders with this Proxy Statement, but does not constitute a part hereof.

    The Company has retained D. F. King & Co., Inc. to assist in the solicitation of proxies at an estimated cost of approximately $3,000. Proxies may also be solicited by regular employees of the Company by mail, by telephone, in person, or otherwise. No such person will receive additional compensation for such solicitation. In addition, the Company will request banks, brokers, and other custodians, nominees, and fiduciaries to forward proxy material to the beneficial owners of Common Stock and to obtain voting instructions from such beneficial owners. The Company will reimburse such firms for their reasonable expenses in forwarding proxy materials and obtaining voting instructions.

    When the proxy card of a stockholder is duly executed and returned, the shares represented thereby will be voted in accordance with the voting instructions given on the proxy by the stockholder. If no such voting instructions are given on a proxy card with respect to one or more proposals, the shares represented by that proxy card will be voted, in the election of directors, for the nominees named herein, and with respect to other proposals, in accordance with the recommendations of the Board. Stockholders may revoke their proxies at any time prior to any vote at the Meeting by written notice to the Clerk of the Company at or before the Meeting, by submission of a duly executed proxy card bearing a later date, or by voting in person by ballot at the Meeting.

                               VOTING SECURITIES

    Holders of Common Stock of record on the books of the Company at the close of business on March 30, 1998 (the "Record Date") are entitled to notice of and to vote at the Meeting. At the Record Date, there were issued and outstanding 25,270,005 shares of Common Stock, each of which entitles the holder to one vote on each matter submitted to a vote at the Meeting.

    The proxy card provides space for a stockholder to withhold voting for any or all nominees for the Board of Directors or to abstain from voting for any proposal if the stockholder chooses to do so. The holders of a majority of all shares of Common Stock issued and outstanding and entitled to vote at the Meeting shall constitute a quorum for the transaction of business. Other than the election of directors, which requires a plurality of the votes cast in person or by proxy, each matter to be submitted to the stockholders requires the affirmative vote of a majority of the votes cast in person or by proxy at the Meeting. Abstentions and broker non-votes are not counted in determining the number of votes cast in connection with any voting matter.

                                  PROPOSAL 1:
                             ELECTION OF DIRECTORS

NOMINEES FOR DIRECTOR AND DIRECTORS CONTINUING IN OFFICE

    The By-Laws of the Company provide for a Board consisting of such number of directors, not less than three nor more than nine, as may be fixed from time to time by the Board. The Board is divided into three classes, with each class holding office for a term of three years and the term of office of one class expiring each year. The Board has fixed the number of directors to constitute the full Board for the ensuing year at seven, three of whom are to be elected at the Meeting for a term expiring at the 2001 Annual Meeting, two whose terms expire at the 2000 Annual Meeting, and two whose terms expire at the 1999 Annual Meeting.

    Joshua S. Boger, a director of the Company since 1989, Charles A. Sanders, a director since 1996, and Elaine S. Ullian, a director since December 1997, represent the class of directors whose term expires at the Meeting. The Board has nominated Dr. Boger, Dr. Sanders and Ms. Ullian for election to the class of directors whose term will expire in 2001.

    Shares represented by proxies will be voted for the election as directors of Dr. Boger, Dr. Sanders, and Ms. Ullian unless otherwise specified in the proxy. If any of the nominees for election to the Board should, for any reason not now anticipated, not be available to serve as such, proxies will be voted for such other candidate as may be designated by the Board unless the Board reduces the number of directors. The Board has no reason to believe that Dr. Boger, Dr. Sanders, or Ms. Ullian will be unable to serve if elected.

    The table below sets forth certain information with respect to the nominees for election to the Board of Directors and those directors whose terms of office will continue after the Meeting.

                                                                                                           EXPIRATION
                                                                                                           OF PRESENT
                                                                                                               OR
                                                   PRINCIPAL OCCUPATION, BUSINESS               FIRST       PROPOSED
                                                   EXPERIENCE AND OTHER BUSINESS               ELECTED       TERM OF
NAME AND AGE                                                AFFILIATIONS                      DIRECTOR       OFFICE
---------------------------------------  --------------------------------------------------  -----------  -------------
Joshua S. Boger, Ph.D., 47               A founder of the Company and its President and            1989          2001
                                         Chief Scientific Officer from its inception in
                                         1989 until May 1992, when he became President and
                                         Chief Executive Officer. In 1997 Dr. Boger became
                                         Chairman, President and Chief Executive Officer.
                                         From 1987 to 1989, Senior Director of Basic
                                         Chemistry at Merck Sharp & Dohme Research
                                         Laboratories. Also a director of Millennium
                                         Pharmaceuticals, Inc.

Charles A. Sanders, M.D., 66             Retired in 1994 as Chief Executive Officer and in         1996          2001
                                         1995 as Chairman of Glaxo Inc. From 1990 to 1995 a
                                         member of the Board of Glaxo plc. From 1981 to
                                         1989, held a number of positions at the Squibb
                                         Corporation, including that of Vice Chairman. Has
                                         served on the Boards of Merrill Lynch and Co.,
                                         Reynolds Metals Co. and Morton International Inc.;
                                         currently a director of Kendle International Inc.,
                                         Magainin Pharmaceuticals Inc., Pharmacopeia, Inc.,
                                         Scios Inc., Staffmark, Inc. and Trimeris, Inc.

Elaine S. Ullian, 50 (1)                 President and Chief Executive Officer of Boston           1997          2001
                                         Medical Center since 1996. From 1994 to 1996,
                                         President and Chief Executive Officer of Boston
                                         University Medical Center Hospital. From 1987 to
                                         1994, President and Chief Executive Officer of
                                         Faulkner Hospital. Also a director of Hologics
                                         Inc.

Barry M. Bloom, Ph.D., 69 (1) (3)        Formerly with Pfizer Inc., as Executive Vice              1994          2000
                                         President of Research and Development from 1992 to
                                         1993, Senior Vice President from 1990 to 1992,
                                         Vice President from 1971 to 1990, and a director
                                         since 1973. Also a director of Catalytica
                                         Pharmaceuticals, Cubist Pharmaceuticals, Inc.,
                                         Incyte Pharmaceuticals Inc., Neurogen Corp. and
                                         Southern New England Telecommunications Corp.

                                                                                                           EXPIRATION
                                                                                                           OF PRESENT
                                                                                                               OR
                                                   PRINCIPAL OCCUPATION, BUSINESS               FIRST       PROPOSED
                                                   EXPERIENCE AND OTHER BUSINESS               ELECTED       TERM OF
NAME AND AGE                                                AFFILIATIONS                      DIRECTOR       OFFICE
---------------------------------------  --------------------------------------------------  -----------  -------------
William W. Helman IV, 39 (2)             A General Partner of Greylock, a venture capital          1989          2000
                                         firm and an original investor in the Company. Also
                                         a director of Millennium Pharmaceuticals, Inc. and
                                         several private companies.

Roger W. Brimblecombe,                   Chairman of Vanguard Medica Ltd. since 1991, of           1993          1999
  Ph.D., D.Sc., 68 (1)                   Core Group plc since 1997, and Non-Executive
                                         Chairman of Oxford Asymmetry International plc
                                         since 1997. Various Vice Presidential posts in
                                         SmithKline & French Laboratories research and
                                         development organization between 1979 and 1990.
                                         Also a director of Ontogeny, Inc. and several
                                         other companies located in the United Kingdom.

Donald R. Conklin, 61 (2) (3)            Executive Vice President of Schering-Plough Corp.         1994          1999
                                         from 1986 to 1996; retired from Schering-Plough at
                                         the end of 1996. Also a director of AlfaCell Inc.
                                         and BioTransplant Inc.

------------------------

(1) Member of the Compensation Committee.

(2) Member of the Audit Committee.

(3) Member of the Nominating Committee.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

    During the year ended December 31, 1997, the Board held four meetings. Each of the incumbent directors attended at least 75% of the Board meetings and meetings of committees of the Board of which he was a member.

    The Compensation Committee's functions are to recommend to the full Board the amount, character, and method of payment of compensation of all executive officers and certain other key employees and consultants of the Company and to administer the Company's stock and option plans and Employee Stock Purchase Plan. Barry M. Bloom, Roger W. Brimblecombe and Elaine S. Ullian are the members of the Compensation Committee, which held one meeting during 1997. Ms. Ullian was appointed to the Compensation Committee in December 1997 and did not participate in the 1997 executive compensation decisions described in the "Report on Executive Compensation" below.

    The Audit Committee, which consists of Donald R. Conklin and William W. Helman IV, met twice during 1997, to discuss the adequacy of internal accounting controls and procedures, and to perform general oversight with respect to the accounting principles applied in the financial reporting of the Company. It also reviewed with the Company's independent accountants the results of the annual audit.

    The members of the Nominating Committee, Barry M. Bloom and Donald R. Conklin, met informally from time to time during the year to discuss and meet with candidates for membership on the Board.

BOARD RECOMMENDATION

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES TO THE BOARD OF DIRECTORS. A PLURALITY OF THE VOTES CAST IN PERSON OR BY PROXY AT THE MEETING IS REQUIRED TO ELECT EACH NOMINEE AS DIRECTOR.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth information regarding beneficial ownership of the Company's Common Stock as of March 30, 1998, by (i) each person known to the Company to be the beneficial owner of more than 5% of the Company's Common Stock on that date, (ii) each director, (iii) each executive officer listed in the Summary Compensation Table below, and (iv) all directors and current executive officers as a group.

                                                                                         SHARES
                                                                                      BENEFICIALLY       PERCENTAGE
NAME AND ADDRESS                                                                        OWNED(1)          OF TOTAL
--------------------------------------------------------------------------------  --------------------  -------------
Putnam Investments, Inc.........................................................    3,021,594(2)               12.0%
One Post Office Square
Boston, MA 02109
Trimark Investment Management Inc...............................................    2,522,300(3)               10.0%
One First Canadian Place
Suite 5600, P.O. Box 487
Toronto, Ontario M5X 1E5
Canada
Mackenzie Financial Corporation.................................................    1,351,200(4)                5.3%
150 Bloor Street West, Suite M111
Toronto, Ontario M5S 3B5
Barry M. Bloom..................................................................       22,500(5)                  *
Joshua S. Boger.................................................................      710,245(5)(6)(7)          2.8%
Roger W. Brimblecombe...........................................................       16,500(5)                  *
Donald R. Conklin...............................................................       23,500(5)                  *
William W. Helman IV............................................................       45,642(5)                  *
Charles A. Sanders..............................................................       11,125(5)                  *
Elaine S. Ullian................................................................        1,550(5)                  *
Richard H. Aldrich..............................................................      213,341(5)(7)               *
Thomas G. Auchincloss, Jr.......................................................       33,910(5)(7)               *
Iain P.M. Buchanan..............................................................       53,898(5)(7)               *
Vicki L. Sato...................................................................      246,583(5)(7)               *
All directors and executive officers as a group (11 persons)....................    1,378,794(8)                5.3%

------------------------

*   Less than 1%

(1) Beneficial ownership of shares for purposes hereof, as determined in accordance with applicable Securities and Exchange Commission rules, includes shares of Common Stock as to which a person has or shares voting power and/or investment power.

(2) Information based solely upon Schedule 13G filed with the Securities and Exchange Commission as of December 31,1997, which Schedule states that Putnam Investments, Inc. has shared dispositive power as to such shares and has shared voting power with respect to 34,600 shares.

(3) Information based solely upon Schedule 13G filed with the Securities and Exchange Commission as of December 31, 1997, which Schedule states that Trimark Financial Corporation owns 100% of the voting securities of Trimark Investment Management Inc. and, consequently, may be deemed to have beneficial ownership of such shares.

(4) Information based solely upon Schedule 13G filed with the Securities and Exchange Commission on March 24, 1998.

(5) Includes shares which may be acquired upon the exercise of options exercisable within 60 days after March 30, 1998, as follows: Dr. Bloom, 12,500 shares; Dr. Boger, 312,750 shares; Dr. Brimblecombe, 16,500 shares; Mr. Conklin, 19,250 shares; Mr. Helman, 22,500 shares; Dr. Sanders, 8,125 shares; Ms. Ullian, 1,250 shares, Mr. Aldrich, 151,000 shares; Mr. Auchincloss, 33,100 shares; Mr. Buchanan, 53,099 shares; and Dr. Sato, 240,500 shares.

(6) Includes 101,500 shares held in trusts for the benefit of Dr. Boger's children. Dr. Boger disclaims beneficial ownership of such shares.

(7) Includes shares held in the Company's 401(k) Plan, as follows: Dr. Boger, 2,845 shares; Mr. Aldrich, 2,108 shares; Mr. Auchincloss, 482 shares; and Dr. Sato, 1,681 shares.

(8) Includes an aggregate of 870,574 shares which may be acquired upon the exercise of options exercisable on or within 60 days after March 30, 1997 and an aggregate of 7,116 shares held in the Company's 401(k) Plan.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires directors, officers, and persons who are beneficial owners of more than ten percent of the Company's Common Stock to file with the Securities and Exchange Commission (the "Commission") reports of their ownership of the Company's securities and of changes in that ownership. To the Company's knowledge, based upon a review of copies of reports filed with the Commission with respect to the fiscal year ended December 31, 1997, all reports required to be filed under Section 16(a) by the Company's directors and officers and persons who were beneficial owners of more than ten percent of the Company's Common Stock were timely filed.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table provides certain summary information concerning compensation earned during the fiscal years ended December 31, 1997, 1996, and 1995 by the Company's Chief Executive Officer, and each other executive officer of the Company whose salary and bonus for the fiscal year ended December 31, 1997 exceeded $100,000 (the Chief Executive Officer together with such other persons being hereinafter referred to as the "Named Executive Officers").

                                                                                          LONG-TERM
                                                                                        COMPENSATION
                                                                                           AWARDS
                                                                                        -------------
                                                                                         SECURITIES
                                                                 ANNUAL COMPENSATION     UNDERLYING
                                                                ----------------------     OPTIONS       ALL OTHER
NAME AND PRINCIPAL POSITION                            YEAR       SALARY      BONUS     (# OF SHARES)  COMPENSATION
---------------------------------------------------  ---------  ----------  ----------  -------------  -------------

Joshua S. Boger,...................................       1997  $  350,012  $  105,000       100,000    $     8,654(1)
  Chairman, President and                                 1996    $316,524    $125,000       100,000    $     8,693
  Chief Executive Officer                                 1995    $300,014  $   90,004       100,000    $     8,795

Vicki L. Sato,.....................................       1997  $  277,524  $   70,000        65,000    $     7,094(2)
  Senior Vice President of                                1996    $252,278  $   88,297        75,000    $     7,074
  Research and Development and                            1995    $239,122  $   71,737        80,000    $     6,924
  Chief Scientific Officer

Richard H. Aldrich,................................       1997  $  231,036  $   70,000        60,000    $     7,081(2)
  Senior Vice President and                               1996    $210,028  $   84,011        75,000    $     7,109
  Chief Business Officer                                  1995    $186,186  $   55,856        80,000    $     6,904

Iain P. M. Buchanan,...............................       1997  $  191,877  $   10,020        17,000    $    19,188(3)
  Vice President of European                              1996    $170,951         -0-        15,000    $    17,082
  Operations                                              1995    $163,578  $    7,968        15,000    $    16,366

Thomas G. Auchincloss, Jr.,........................       1997  $  130,364  $   16,500        17,000    $     6,420(2)
  Vice President of Finance and                           1996    $116,376  $   11,638        15,000    $     5,720
  Treasurer                                               1995    $110,292  $    5,515        12,500    $    22,256

------------------------

(1) Includes $7,114 representing the value of the Company's matching contributions under the Company's 401(k) Savings Plan and $1,540 representing certain insurance premiums paid by the Company on Dr. Boger's behalf during 1997.

(2) Represents the value of the Company's matching contributions under the Company's 401(k) Savings Plan.

(3) Represents the Company's contribution to Mr. Buchanan's personal pension scheme account.

OPTION GRANTS IN THE LAST FISCAL YEAR

    The following table provides certain information with respect to options under the Company's 1996 Stock and Option Plan granted to each of the Named Executive Officers during the fiscal year ended December 31, 1997.

                                                               INDIVIDUAL GRANTS
                                            --------------------------------------------------------  POTENTIAL REALIZABLE VALUE
                                             NUMBER OF   PERCENT OF TOTAL                             AT ASSUMED ANNUAL RATES OF
                                            SECURITIES        OPTIONS                                  STOCK PRICE APPRECIATION
                                            UNDERLYING      GRANTED TO                                   FOR OPTION TERM (2)
                                              OPTIONS      EMPLOYEES IN      EXERCISE    EXPIRATION   --------------------------
NAME                                        GRANTED (1)     FISCAL YEAR        PRICE        DATE           5%           10%
------------------------------------------  -----------  -----------------  -----------  -----------  ------------  ------------
Joshua S. Boger...........................     100,000            7.97%      $   27.34     12/11/07   $  1,720,009  $  4,358,265
Vicki L. Sato.............................      65,000            5.18%      $   27.34     12/11/07   $  1,118,006  $  2,832,872
Richard H. Aldrich........................      60,000            4.78%      $   27.34     12/11/07   $  1,032,005  $  2,614,959
Iain P. M. Buchanan.......................      17,000            1.36%      $   27.34     12/11/07   $    292,401  $    740,905
Thomas G. Auchincloss, Jr.................      17,000            1.36%      $   27.34     12/11/07   $    292,401  $    740,905

------------------------

(1) Options vest in twenty equal quarterly installments from the date of grant.

(2) As required by rules of the Securities and Exchange Commission, potential values stated are on the prescribed assumption that the Company's Common Stock will appreciate in value from the date of grant to the end of the option term at annualized rates of 5% and 10%. These hypothesized values are not intended to forecast possible future appreciation, if any, in the Company's Common Stock.

FISCAL YEAR-END OPTION VALUES

    The following table provides certain information with respect to the options to purchase Common Stock exercised by the Named Executive Officers during 1997 and options held by such persons at December 31, 1997.

                                          NUMBER OF                     NUMBER OF SECURITIES
                                           SHARES                      UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                         ACQUIRED ON                          OPTIONS              IN-THE-MONEY OPTIONS AT
                                          EXERCISE                       AT FISCAL YEAR-END            FISCAL YEAR-END
                                        -------------     VALUE      --------------------------  ---------------------------
NAME                                                     REALIZED    EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
--------------------------------------                 ------------  -----------  -------------  ------------  -------------
Joshua S. Boger.......................          -0-             -0-     286,000        304,000   $  4,868,875   $ 2,806,500
Vicki L. Sato.........................          -0-             -0-     223,000        212,000   $  4,143,563   $ 1,935,900
Richard H. Aldrich....................       42,000    $  1,460,358     134,000        206,000   $  2,131,500   $ 1,889,975
Iain P. M. Buchanan...................          -0-             -0-      46,000         56,000   $    827,500   $   608,220
Thomas G. Auchincloss, Jr.............        3,000    $     99,250      27,500         51,500   $    455,344   $   520,939

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
  ARRANGEMENTS

    The Company has employment agreements with Dr. Boger, Dr. Sato, Mr. Aldrich and Mr. Buchanan pursuant to which they are entitled to receive compensation as determined by the Compensation Committee of the Board of Directors and will be eligible to receive the benefits generally made available to executives of the Company. The agreements with Dr. Boger, Dr. Sato and Mr. Aldrich require 18 months' notice in the event of termination by the Company without cause, and may be terminated upon six months notice by the executive. Mr. Buchanan's agreement requires six months' notice for termination by either the Company or Mr. Buchanan. In the event of certain terminations after a change in control of the Company, the agreements also provide for a lump sum payment of three years' salary and bonus, payable within ten days after the date of termination, acceleration of all outstanding stock options, and continuation of certain employee benefits for a period of three years after the date of termination. The agreements also contain noncompetition provisions.

    All outstanding options granted under the Company's 1991 Stock Option Plan and 1994 and 1996 Stock and Option Plans provide that, in the event of certain changes in control of the Company, either appropriate provision for the continuation of all then outstanding options must be made, or the vesting of such options will be accelerated and they will become fully exercisable immediately prior to such change in control.

COMPENSATION OF DIRECTORS

    During 1997, the Company paid a retainer of $8,000 per year, plus $2,000 for each Board meeting attended and $250 for each Committee meeting attended (and an additional $250 if the Committee meeting is not held on the same day as a meeting of the full Board), to non-employee directors. In addition, under the 1996 Stock and Option Plan, each non-employee director, upon initial election or appointment to the Board, receives a non-qualified option to purchase 20,000 shares of Common Stock at an exercise price equal to 85% of the then fair market value thereof. Such options vest quarterly over a four-year period from the date of grant, based on continued service on the Board. Each non-employee director in office on June 1 of any year also receives a non-qualified option to purchase 5,000 shares of Common Stock under the 1996 Stock and Option Plan, exercisable immediately at a price equal to 100% of the fair market value per share of the Company's Common Stock on the date of grant.

                        REPORT ON EXECUTIVE COMPENSATION

OVERVIEW

    The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors (the "Committee"). With the oversight of the Committee, the Company has developed and implemented compensation policies with the objectives of attracting and retaining top quality management and encouraging them to contribute to the Company's growth, while also adhering to a policy of keeping the Company's personnel costs reasonable in relation to those of comparable companies and in relation to the Company's other expenditures for its drug discovery and development programs. For 1997, compensation paid to each of the Named Executive Officers consisted of base salary, a cash bonus and long-term compensation in the form of stock options.

    The Committee's recommendations as to compensation for all employees of the Company, including the Named Executive Officers, are subject to approval by the full Board of Directors of the Company. Vertex's Chief Executive Officer, Dr. Joshua S. Boger, does not participate in discussions of his compensation between the Compensation Committee and the full Board, nor does he participate in the full Board's vote on the Committee's recommendations as to his compensation.

BASE SALARIES

    Base salaries for 1997 were determined by the Committee in late 1996. Salary increases over 1996 salary levels were based on the Committee's subjective evaluation of the individual Named Executive Officers' performance in 1996 and its estimation of the salaries being offered to senior executives at companies with which Vertex competes in hiring and retaining qualified executives and key scientists. In addition, the Committee considered the results of the 1995 BIOTECHNOLOGY COMPENSATION SURVEY, a survey conducted by Radford Associates (the "Radford Survey"). The Radford Survey included companies in the biotechnology industry which voluntarily participated in the survey. In its determination of compensation levels, the Committee did not consider the Nasdaq Pharmaceuticals Stocks Index, included in the Performance Graph below. That index tracks the stock performance of approximately two hundred companies with stock quoted on Nasdaq, which are selected according to the broad Standard Industrial Classification category "Drugs," and which include many categories of companies with which Vertex does not generally compete for services of executives.

    The Committee believed that the 1997 raises approved for the Named Executive Officers were generally slightly higher than the average raises that year for executives of competing companies. These raises were intended to reflect the Committee's judgment that Vertex's performance in 1996 was comparable with the most successful of those companies with which it competes in hiring and retaining executives. In addition, Mr. Auchincloss received a salary adjustment in connection with his promotion to the position of Vice President of Finance. The Committee believed that the resulting 1997 salary levels for the Named Executive Officers were generally in the middle of the range of estimated 1997 salaries of executives serving comparable functions in other competing companies. The Committee believed that setting salary levels in the middle range of those offered by competing companies would allow for the possibility of significant additional cash bonuses based on 1997 individual and Company performance. In determining base salaries for Dr. Boger, Dr. Sato and Mr. Aldrich, it was the Committee's intention that such incentive cash bonus opportunities represent a larger proportion of their total compensation, as compared with other Company employees.

CASH BONUSES

    At the end of 1997, cash bonuses were awarded to the Named Executive Officers, as well as to other Company employees who were deemed to have made substantial contributions to the attainment of those accomplishments judged to be most important to the Company in 1997. The amounts of the cash bonuses awarded to Dr. Boger, Mr. Aldrich and Dr. Sato were approximately 25% to 30% of their respective 1997 base salaries, reflecting the Committee's determination that a larger proportion of the compensation to those three senior executives should be performance-based, as discussed above. The amounts of the Named Executive Officers' bonuses reflected the Committee's determination that the Company made substantial progress during 1997, including successful completion of a public stock offering, scientific advances in its research programs, and progress in clinical trials of the Company's products, especially amprenavir, the Company's leading drug candidate for the treatment of AIDS and HIV infection. It was the Committee's judgment that each of such officers made significant contributions within his or her area of responsibility to the Company's performance during the year.

STOCK OPTIONS

    Stock options under the Company's stock and option plans have been granted to employees, including executive officers, to create a link between compensation and stockholder return, and to enable executive officers and other employees to develop and maintain a significant stock ownership position in the Company which will vest over time and act as an incentive for the employee to remain with the Company.

    At the end of 1997, each of the Named Executive Officers was granted ten-year options under the 1996 Stock and Option Plan to purchase a significant number of shares of Common Stock, ranging from

17,000 to 100,000 shares, at $27.34 per share, the average of the high and low market prices on the date of grant, vesting in quarterly installments over a five-year period. The amounts of these option awards were based on an evaluation of individual contributions to the Company's success in 1997. Although the Committee did not perform any comprehensive survey of equity compensation at peer group companies, the Committee believed that, compared to the total number of shares outstanding, the total number of options granted to its employees, including the Named Executive Officers, as a group, was in the middle of the range of the option grants awarded by other companies with which the Company competes to attract and retain employees.

CHIEF EXECUTIVE OFFICER COMPENSATION

    Dr. Boger's 1997 base salary of $350,012 represented an increase of approximately 10.6% over his 1996 salary. The Committee believed that Dr. Boger's 1997 salary increase was slightly more than the average 1997 salary increase granted to chief executive officers of the companies with which Vertex competes to attract and retain senior executives, resulting in a 1997 salary which the Committee believed to be near the middle of the range of base salaries paid to chief executive officers of comparable companies. The Committee set the 1997 base salary at this level in order to provide opportunities for significant incentive cash bonuses based on individual and Company performance.

    The Committee's, and the full Board of Directors', subjective view of Dr. Boger has consistently been that he is an outstanding scientist who has also demonstrated exceptional ability to guide the Company and to manage well not only the Company's scientific programs but its strategic business efforts as well. This subjective view has been supported objectively in Dr. Boger's success during 1997 in advancing the Company's scientific research and clinical development, as described above. The amounts of Dr. Boger's 1997 cash bonus (approximately 30% of his 1997 salary) and stock option award, for the purchase of 100,000 shares of Common Stock, were determined in accordance with the foregoing factors, among others, none of which was weighted more heavily than any other. In setting the size of Dr. Boger's option award, the Committee also considered its judgment that Dr. Boger's scientific and management leadership is very important to the Company, and that it was therefore advisable for him to maintain a substantial unvested option position, in order to continue his incentive to remain with the Company.

INTERNAL REVENUE CODE LIMITATION ON DEDUCTIBILITY OF EXECUTIVE COMPENSATION

    Section 162(m) of the Internal Revenue Code, enacted in 1993, limits to $1,000,000 per executive the amount of compensation paid in tax years after 1993 to the Company's Chief Executive Officer or any of the Company's other four most highly compensated executive officers which may be deducted for corporate tax purposes. Qualified performance-based compensation is not included in the $1,000,000 limit. The Company believes that its 1994 and 1996 Stock and Option Plans will qualify as performance-based compensation plans.

                    Submitted by the Compensation Committee

                                 Barry M. Bloom
                             Roger W. Brimblecombe
                                Elaine S. Ullian

                               PERFORMANCE GRAPH

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

               CUMULATIVE TOTAL RETURN
Based on initial investment of $100 on December 31,
1992
with dividends reinvested
                                                       Vertex Pharmaceuticals     NASDAQ Stock      NASDAQ Pharm.
                                                                 Incorporated    Market (U.S.)             Stocks
Dec-92                                                                   $100             $100               $100
Dec-93                                                                   $190             $115                $89
Dec-94                                                                   $154             $112                $67
Dec-95                                                                   $272             $159               $123
Dec-96                                                                   $413             $195               $123
Dec-97                                                                   $338             $240               $127
SOURCE: GEORGESON & COMPANY INC.

                                  PROPOSAL 2:
              APPROVAL OF AMENDMENT TO 1996 STOCK AND OPTION PLAN

GENERAL

    The Company's 1996 Stock and Option Plan (the "Plan") was adopted the Board of Directors in December 1996. Under the Plan, stock rights may be granted which are either (i) options intended to qualify as "incentive stock options" ("ISOs") under Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), (ii) non-qualified stock options ("NQSOs"), or (iii) awards of shares of Common Stock or the opportunity to make a direct purchase of shares of Common Stock ("Stock Awards") (ISOs, NQSOs and Stock Awards, together, being hereinafter referred to as "Stock Rights"). Stock Rights may be granted under the Plan to employees (including officers and directors who are employees) of the Company and its subsidiaries (257 persons, as of March 15, 1998), and to consultants, advisors and non-employee directors of the Company and its subsidiaries (NQSOs and Stock Awards only).

AMENDMENT

    On December 12, 1997, the Company's Board of Directors adopted an amendment to the Plan to increase the number of shares of Common Stock reserved for issuance upon the exercise of options granted under the Plan by 1,250,000, from 2,000,000 to 3,250,000, plus, in each case, the number of shares of Common Stock previously reserved for the granting of options under the Company's 1991 Stock Option Plan and 1994 Stock and Option Plan which are not granted under those plans or which are not exercised and cease to be outstanding by reason of cancellation or otherwise.

    As of March 15, 1998, 306,127 shares of Common Stock remained available for the granting of options under the 1991 Stock Option Plan and 1,215,752 shares of Common Stock were reserved for issuance under outstanding, unexercised options under that plan, and 13,556 shares of Common Stock remained available for the granting of options under the 1994 Stock and Option Plan and 1,868,108 shares of Common Stock were reserved for issuance under outstanding, unexercised options under that plan. The number of shares subject to the Plan is subject to adjustment in the case of a stock split, stock dividend, combination, recapitalization or similar transaction.

    As of March 15, 1998, ISOs to purchase 814,683 shares of Common Stock were outstanding under the Plan, with exercise prices ranging from $27.34 to $37.96. NQSOs to purchase 730,017 shares of Common Stock were outstanding under the Plan on that date, with exercise prices ranging from $23.24 to $39.56. Such options have expiration dates ranging from December 12, 2006 to March 9, 2008. On March 30, 1998, the last sales price for the Company's Common Stock reported on the Nasdaq National Market System was $32.125.

DESCRIPTION OF PLAN

    The Compensation Committee of the Board administers the Plan. Subject to the provisions of the Plan, the Committee has the authority to determine the persons to whom Stock Rights will be granted, the number of shares to be covered by each Stock Right, the exercise price per share and the manner of exercise, and the terms and conditions upon which Stock Rights are granted, to accelerate the date of exercise of any installment of any Stock Right, and to interpret the provisions of the Plan.

    ISOs granted under the Plan may not be granted at a price less than the fair market value of the Common Stock on the date of grant (or less than 110% of fair market value in the case of employees or officers holding 10% or more of the voting stock of the Company). NQSOs may be granted at an exercise price established by the Committee, which may not be less than the par value of the Common Stock. ISOs granted under the Plan must expire not more than ten years from the date of grant, and not more than five years from the date of grant in the case of ISOs granted to an employee or officer holding 10% or more of the voting stock of the Company. No participant may be granted options in any calendar year for the purchase of more than 200,000 shares. Stock Awards may be granted on such terms and conditions as are approved by the Committee, provided that the purchase price per share cannot be less than the par value per share of the Common Stock.

    ISOs granted under the Plan are exercisable during the optionholder's lifetime only by the optionholder and are not transferable except by the laws of descent and distribution or pursuant to qualified domestic relations orders or Title I of the Employee Retirement Income Security Act.

    Each newly elected non-employee director is automatically granted a non-qualified stock option on the date of initial election to the Board to purchase 20,000 shares of Common Stock, at a purchase price equal to 85% of the fair market value per share of the Company's Common Stock on the date of grant, vesting in equal quarterly installments over a period of four years from the date of grant. In addition, each non-employee director serving in office on June 1 of any year is granted a NQSO to purchase 5,000 shares, at an exercise price equal to 100% of the fair market value per share of the Company's Common Stock on the date of grant. Those options are fully exercisable immediately and have a term of ten years.

    In the event of certain consolidations or acquisitions or a sale of substantially all of the Company's assets, either (i) the Committee or the entity assuming the Company's obligations under the Plan shall make appropriate provision for the continuation of all outstanding options under the Plan by substituting on an equitable basis for the shares then subject to such options either the consideration payable with respect to the outstanding shares of Common Stock in connection with such consolidation, acquisition or sale or securities of any successor or acquiring company, or (ii) the vesting of all outstanding options under the Plan will be accelerated and such options will become fully exercisable immediately prior to such consolidation, acquisition or sale.

    The Plan may be amended by the stockholders or by the Board of Directors or the Committee. Any amendment approved by the Board of Directors or the Committee which is of a scope that requires stockholder approval in order to ensure favorable federal income tax treatment for any ISOs or requires stockholder approval in order to ensure the compliance of the Plan with Rule 16b-3 under the Exchange Act or Section 162(m) of the Code will be subject to stockholder approval. No amendment may adversely affect the rights of any participant to whom Stock Rights have previously been granted without that participant's consent.

FEDERAL INCOME TAX CONSEQUENCES

    The discussion of federal income tax consequences that follows is based on an analysis of the Internal Revenue Code as currently in effect, existing law, judicial decisions and administrative regulations and rulings, all of which are subject to change.

    INCENTIVE STOCK OPTIONS. No taxable income is realized by the optionholder upon the grant or exercise of an ISO under the Plan if no disposition of shares issued to an optionholder pursuant to the exercise of an ISO is made by the optionholder within two years from the date of grant or within one year after the transfer of such shares to the optionholder. Upon sale of such shares thereafter, the amount realized in excess of the option price (the amount paid for the shares) will be taxed to the option holder as a mid-term capital gain (taxed at a 28% rate) if the shares have been held for more than one year but less than 18 months, and as a long-term capital gain (20% rate) if the shares have been held for more than 18 months. Any loss sustained on shares held more than one year but less than 18 months is applied first against any mid-term capital gain and then against any long-term capital gain. Any loss sustained on shares held more than 18 months is applied first against any long-term capital gain and then against any mid-term capital gain. No deduction will be allowed to the Company for Federal income tax purposes. The exercise of ISOs will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionholder.

    If shares of Common Stock acquired upon the exercise of an ISO are disposed of prior to the expiration of the two-year and one-year holding periods described above (a "disqualifying disposition"), generally (a) the optionholder will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on a sale of such shares) over the option price thereof, and (b) the Company will be entitled to deduct such amount, subject to applicable withholding requirements and subject to certain limits on the deductibility of compensation set forth in Section 162(m) of the Internal Revenue Code. Any further gain realized will be taxed as capital gain and will not result in any deduction by the Company. Special rules apply where all or a portion of the exercise price of the ISO is paid by tendering shares of Common Stock. A disqualifying disposition will eliminate the item of tax preference associated with the exercise of the ISO.

    In order for options granted under the amendment to the Plan to qualify as ISOs, the amendment must be approved by the stockholders within twelve months after its adoption by the Board of Directors. If the amendment is not approved on or before December 12, 1999, all options granted under the Plan in excess of the number originally authorized will be NQSOs.

    Non-Qualified Stock Options. No taxable income is realized by the optionholder at the time the NQSO is granted. Generally, (a) at exercise, ordinary income is realized by the optionholder in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise, and the Company receives a tax deduction for the same amount, subject to applicable withholding requirements and subject to certain limits on the deductibility of compensation set forth in Section 162(m) of the Internal Revenue Code, and (b) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares have been held.

    LIMITATIONS ON COMPANY DEDUCTIONS. As a result of Section 162(m) of the Code, the Company's deduction for NQSOs and Stock Awards granted under the Plan may be limited to the extent that a "covered employee" (i.e., the chief executive officer or one of the four highest compensated officers who is employed on the last day of the Company's taxable year and whose compensation is reported in the summary compensation table in the Company's proxy statement) receives compensation in excess of $1,000,000 in such taxable year of the Company. Excluded from this limitation of deductibility is performance-based compensation that meets specified requirements of Section 162(m) of the Code.

NEW PLAN BENEFITS

    Options for 5,000 shares each will be granted under the Plan during 1998 to all non-employee directors who continue to serve as directors on June 1, 1998 (currently 6 persons). The number of additional shares or options, if any, that will be granted to executive officers and directors under the Plan is indeterminable at this time, since any such grants are subject to the discretion of the Committee.

BOARD RECOMMENDATION

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE 1996 STOCK AND OPTION PLAN AS DESCRIBED ABOVE. A MAJORITY OF THE VOTES CAST IN PERSON OR BY PROXY AT THE MEETING IS REQUIRED FOR SUCH APPROVAL.

                                  PROPOSAL 3:
                      APPROVAL OF INDEPENDENT ACCOUNTANTS

    The Board of Directors has appointed Coopers & Lybrand L.L.P. as the Company's independent accountants for the 1998 fiscal year. Coopers & Lybrand L.L.P. has served as the Company's independent accountants since 1989. Representatives of Coopers & Lybrand L.L.P. will be present at the Meeting to respond to questions and will be given the opportunity to make a statement should they desire to do so.

BOARD RECOMMENDATION

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF THE APPOINTMENT OF COOPERS & LYBRAND L.L.P. AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE CURRENT FISCAL YEAR. A MAJORITY OF THE VOTES CAST IN PERSON OR BY PROXY AT THE MEETING IS REQUIRED FOR SUCH APPROVAL. IF THE APPOINTMENT IS NOT APPROVED, THE BOARD WILL SELECT OTHER INDEPENDENT ACCOUNTANTS.

               STOCKHOLDER PROPOSALS FOR THE 1999 ANNUAL MEETING

    In order to be considered for inclusion in the Proxy Statement for the Company's 1999 Annual Meeting of Stockholders, stockholder proposals must be received by the Company no later than December 27, 1998. Proposals should be sent to the attention of the Clerk at the Company's offices at 130 Waverly Street, Cambridge, MA 02139-4242.

    Stockholder nominations for election to the Board at the 1999 Annual Meeting of Stockholders may be submitted to the Clerk of the Company and must include
(i) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (iv) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Commission; and (v) the consent of each nominee to serve as a director of the Company if so elected.

                                 OTHER MATTERS

    The Meeting is called for the purposes set forth in the notice. The Board of Directors does not know of any matter for action by the stockholders at the Meeting other than the matters described in the notice. However, the enclosed proxy confers discretionary authority on the persons named therein with respect to matters which are not known to the directors at the date of printing hereof and which may properly come before the Meeting. It is the intention of the persons named in the proxy to vote in accordance with their best judgment on any such matter.

                                                      By order of the Board of
                                                      Directors
                                                      Richard H. Aldrich
                                                      Clerk

April 14, 1998

                                                                  1071PS98

                                     DETACH HERE


                                        PROXY

                         VERTEX PHARMACEUTICALS INCORPORATED

                    ANNUAL MEETING OF STOCKHOLDERS - MAY 27, 1998
             THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned does hereby constitute and appoint Joshua S. Boger and Richard H. Aldrich, or either one of them, the attorney(s) of the undersigned, with full power of substitution, with all the powers which the undersigned would possess if personally present, to vote all stock of Vertex Pharmaceuticals Incorporated which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Vertex Pharmaceuticals Incorporated to be held at 130 Waverly Street, Cambridge, Massachusetts, on Wednesday, May 27, 1998 at 9:30 A.M. and at any adjournment thereof, hereby acknowledging receipt of the Proxy Statement for such meeting and revoking all previous proxies.

     This Proxy, when properly executed, will be voted as directed. If no direction is made, this Proxy will be voted FOR the proposals listed on the reverse side and, in the case of other matters that legally come before the meeting, as said attorney(s) may deem advisable.

                         (Continued and to be signed on reverse side)
                                                              SEE REVERSE SIDE

[_X_]   Please mark votes
     as in this example.



Please vote, sign, date, and return the proxy card promptly using the enclosed envelope.

1. Election of three (3) directors to the class of directors whose term expires in 2001.

     Nominees: Joshua S. Boger, Charles A. Sanders and Elaine S. Ullian

        [__] FOR ALL NOMINEES  [__] WITHHELD FROM
                                    ALL NOMINEES

        [__]
     ________________________________________________
     For all nominees except as noted above


2.   Approval of amendment to 1996
     Stock and Option Plan, authorizing
     the addition of 1,250,000 shares to the Plan.

        [__]FOR   [__]AGAINST  [__]ABSTAIN


3.   Approval of the appointment of
     Coopers & Lybrand L.L.P. as
     Independent Accountants.

        [__]FOR  [__]AGAINST  [__]ABSTAIN



                           MARK HERE IF YOU PLAN TO ATTEND THE MEETING     [__]

                           MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT   [__]



     Please sign name exactly as name appears. When signing in a fiduciary capacity, please give full title. Co-fiduciaries and joint owners should each sign.

Signature:___________ Date:___________ Signature:___________ Date:___________